Exhibit 10.41
ARBUTUS BIOPHARMA CORPORATION
2016 OMNIBUS SHARE AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
COVER SHEET
Arbutus Biopharma Corporation, a corporation incorporated under the laws of British Columbia, Canada (the “Company”), hereby grants Restricted Stock Units (the “RSUs”) representing the right to receive common shares, without par value, of the Company (the “Shares”), to the individual named below as Participant, subject to the vesting and other conditions set forth below. The terms and conditions of the RSUs are set forth in this cover sheet, in the attachment (collectively, the “Agreement”) and in the Company’s 2016 Omnibus Share and Incentive Plan (as it may be amended from time to time, the “Plan”).

Grant Date: ______________________
Name of Participant: ______________________
Number of Shares Covered by RSUs: ______________________
Vesting Schedule:
The RSUs vest in three equal annual installments beginning one year from the grant date, subject to the Reporting Person's continuous service as of each vesting date.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and you agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent. Certain capitalized terms used in this Agreement are defined in the Plan, and have the respective meanings set forth in the Plan.

Grantee:
(Signature)

Company:    ______________________________________________________
(Signature)

    Title: Chief Financial Officer
Attachment
This document is not a stock certificate or a negotiable instrument.

ARBUTUS BIOPHARMA CORPORATION
2016 OMNIBUS SHARE AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet. Each RSU represents the right to receive one Share, subject to the vesting and other conditions set forth in this Agreement and in the Plan.
Vesting
The RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement; provided, however, that for purposes of vesting, fractional numbers of Shares shall be rounded to the nearest whole number, and the number of RSUs that shall vest on the final vesting date shall be rounded up or down as necessary such that the total number of RSUs that vest pursuant to the vesting schedule shall be equal to the number of RSUs covered by this grant as set forth on the cover sheet of this Agreement.
Unless the termination of your service as an Eligible Person (“Service”) triggers accelerated vesting or other treatment of the RSUs pursuant to the terms of this Agreement or the Plan, you shall immediately and automatically forfeit the unvested RSUs to the Company in the event your Service terminates for any reason. No RSUs shall vest after your termination of Service.

Change in Control	In the event of a Change in Control, the RSUs will be treated in the manner provided in Section 7(b) of the Plan.
Leaves of Absence
This section of the Agreement applies solely to Participants who are employees of the Company or any of its subsidiaries. For purposes of the RSUs, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, in all other cases, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends, unless you immediately return to active employee work.
The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Issuance	The issuance of the Shares underlying any RSUs that become vested hereunder shall be made within thirty (30) days after the applicable vesting date. Any such issuance shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Share certificates.

Withholding Taxes	In order to comply with all applicable federal, state, local or foreign tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes that may be due relating to the RSUs and the issuance of Shares with respect to the RSUs, which are your sole and absolute responsibility, are withheld or collected from you. If you are an employee of the Company or any of its subsidiaries as of the Grant Date, then you hereby agree as a condition of this Agreement that you will enter into a side letter agreement with the Company prior to or as soon as practicable following the Grant Date (or at such other time as directed by the Company), in a form that is acceptable to the Company, pursuant to which you will make an election to satisfy all tax withholding obligations that arise hereunder pursuant to the “sell to cover” tax withholding method.
Transfer of RSUs	The RSUs are not transferable by you other than to a designated beneficiary upon your death or by will or the laws of descent and distribution. No assignment or transfer of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSUs will terminate and become of no further effect.
Retention Rights
This section of the Agreement applies solely to Participants who are employees of the Company or any of its subsidiaries. Neither the RSUs nor this Agreement gives you the right to be retained or employed by the Company (or any subsidiary of the Company) in any capacity. Unless otherwise specified in any written employment or other agreement between the Company and you, the Company reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until the Shares have been issued to you upon vesting of the RSUs and either a certificate evidencing your Shares has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made).
Clawback	The RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any “clawback” or recoupment policy that is adopted by the Company or a subsidiary of the Company to comply with the requirements of any applicable laws, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.
Adjustments	The number of Shares subject to issuance upon vesting of the RSUs is subject to adjustment in accordance with Section 4(c) of the Plan. The RSUs shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Province of British Columbia and the laws of Canada applicable therein, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
The Plan
The text of the Plan is incorporated into this Agreement by reference.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, non-competition, and/or severance agreement between you and the Company or any subsidiary of the Company shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this grant of RSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
By accepting this grant of RSUs, you consent to receive documents related to the RSUs by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A
The RSUs are intended to be exempt from, Code Section 409A except to the extent subject thereto, in which case the RSUs are intended to comply with Code 409A, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any liability to you for such tax or penalty.
For purposes of this Agreement, a termination of Service only occurs upon an event that constitutes a “separation from service” (within the meaning of Code Section 409A and the regulations thereunder). Notwithstanding anything in this Agreement to the contrary, if at the time of your separation from service, (i) you are a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder, and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you on account of such separation from service constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon your death, if earlier), without interest thereupon.

Successors and Assigns	This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by you, except to the extent expressly permitted herein.
Severability	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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